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                                                       EXHIBIT 15







ENSERCH Corporation:

We have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited condensed interim financial information of ENSERCH Corporation for the periods ended June 30, 1995 and 1994, and for the periods ended March 31, 1995 and 1994, as indicated in our reports dated August 4, 1995 and April 26, 1995, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995 and March 31, 1995, are being incorporated by reference in Amendment No. 1 to Registration Statement No. 33-61635.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



                                   /s/ Deloitte & Touche LLP

                                   DELOITTE & TOUCHE LLP

October 18, 1995
Dallas, Texas